iB3 Networks, Inc Signs Definitive to Acquire MadisonAvenueMatch.com

CANAL WINCHESTER, OH -- –December 10, 2008 – iB3 Networks, Inc. (OTCBB: IBNW) announced today that it has signed and executed Definitive Agreements, including Plan of Merger Agreement to purchase NYC Mags, Inc. the owner of MadisonAvenueMatch.com making the entities a wholly owned subsidiary of ib3 Networks, Inc.

The Agreement consists of an all stock deal, including 150,000 at $0.50 a share for actual purchase of NYC Mags, Inc. and all IP associated with MadisonAvenueMatch.com; an employment agreement for Michael Jacobson who has been appointed President of MadisonAvenueMagazine.com by iB3’s board, a 1% of the issued and outstanding shares in warrants exercised at $0.50 a share, and an additional 850,000 shares for completion of milestones , as detailed, in iB3’s 8K SEC filing.

MadisonAvenueMatch.com, a development stage website expected to launch in first quarter of 2009, is an upscale online dating web based service focused on New York City men and woman, with busy careers, looking for someone special in their lives. This site is expected to attract immediate membership by offering a complimentary 30-day trial, and access to private mixer events, MadisonAvenueMatch.com will offer its new members the ability to upgrade with a vast array of membership options, ranging from $39.99 to $99.99

About iB3 Networks, Inc. (OTCBB: IBNW)

iB3 Networks, Inc. (OTCBB: IBNW) and its wholly owned subsidiary iBeam Solutions, is a Microsoft Gold Certified Partner with a proven track record of delivering scalable hosting solutions, managed hosting, dedicated hosting and Co-location, world-class IT infrastructure, 100% uptime SLA and 24x7x365 First Call Support, virtual help desk, managed services, design and implementation of networks, security and Internet monitoring, technical support, web development, application development, database development and support, wireless solutions, Internet businesses, and is a Cisco Certified Select Partner..

For more information please visit their web site at www.iB3Networks.com

Safe Harbor: This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 27E of the Securities Act of 1934. Statements contained in this release that are not historical facts may be deemed to be forward-looking statements. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from that projected or suggested herein due to certain risks and uncertainties including, without limitation, ability to obtain financing and regulatory and shareholder approval for anticipated actions.

CONTACT:
Eric Schmidt, CEO of iB3 Networks
Michael Jacobson, President of MadisonAvenueMatch.com
iB3 Networks, Inc.
Tel: (888) 638-9757
Tel: (917) 865-2392
www.iB3networks.com